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                                                                Exhibit 99(c)(6)


                  CONSULTING AND NON-COMPETE AGREEMENT, dated as of March 29, 1999 (the "AGREEMENT"), by and between PLATINUM TECHNOLOGY International, INC., a Delaware corporation (the "COMPANY"), and Paul L. Humenansky (the "CONSULTANT").
                  ------------------------------------------------------------


                  The Company is intending to enter into a Merger Agreement with Computer Associates International, Inc. (the "MERGER AGREEMENT"), pursuant to which the Company will become a subsidiary of Computer Associates International, Inc. The Consultant is a senior executive of the Company, has unique knowledge of the Company's business and has occupied a position of trust and confidence. The Company and the Consultant desire that, effective upon the Merger (as defined in the Merger Agreement), the Consultant will continue as a consultant to the Company and will agree to refrain from competing with the Company all as set forth in this Agreement.

                  In consideration of the mutual agreements, the Consultant and the Company agree as follows:

                  1. SERVICES. (a) The Consultant agrees, at the request of the Company, that for a period of up to six months from the Effective Date (but in no event later than September 30, 1999), to remain as an employee to provide transition services in a capacity substantially similar to Consultant's current employment and with continuation of compensation on the same basis as current compensation.

                  (b) For the Consulting Period (as defined in Section 2), the Consultant shall provide from time to time and as requested by the Company the consulting services set forth in Schedule A (the "SERVICES"). The Consultant shall report to the President of Computer Associates International, Inc. The Consultant shall devote such time and energy to the business of the Company as reasonably required to perform the Services; the parties agree that the performance of the Services is not intended to require full time effort (and the Consultant is free to take other full time employment not inconsistent with the terms of this Agreement). The Company shall not require the Consultant to travel a greater amount than in connection with his current employment.

                  2. TERM. The Consultant and the Company agree that the consulting period (the "CONSULTING PERIOD") begins on the later of the Effective Date (as defined in Section 7) and the date the transition employment services under Section 1(a) end and ends on the second anniversary of the Effective Date. The Consultant acknowledges that the Consulting Period may be terminated at any time, with or without cause or for any or no reason, at the option either of the Company or the Consultant, on 30 days written notice, as provided in Section 4.

                  3. CONSULTING FEE. Commencing on the Effective Date, the Company shall pay the Consultant a consulting fee at the annual rate of $500,000, payable quarterly in arrears. The Company shall reimburse Consultant for all reasonable costs and expenses incurred in connection with Consultant's performance of the Services.


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                  4. TERMINATION. (a) TERMINATION WITHOUT CAUSE. If the Company
terminates the Consulting Period without Cause prior to the second anniversary of the Effective Date, the Consultant shall be entitled to continued payment of all consulting fees.

                  (b) TERMINATION FOR CAUSE. If (i) the Company terminates the Consulting Period at any time for Cause, or (ii) the Consultant terminates the Consulting Period at any time, the Consultant shall be entitled to receive the consulting fees paid through the date of termination. "CAUSE" shall mean (A) the Consultant's material breach of any material term of this Agreement, including, but not limited to, the covenants set forth in Section 5 hereof, subject to the Consultant's right to cure any breach that is curable within a reasonable period following notice by the Company, (B) the Consultant's conviction of a felony, or
(C) any willful misconduct by the Consultant resulting in substantial loss to the Company, substantial damage to the Company's reputation or judicially determined theft or misappropriation from the Company.

                  (c) TERMINATION UPON DEATH OR DISABILITY. If the Consultant dies or becomes Disabled, in which event the Consulting Period shall terminate, the Consultant (or, in the case of death, his estate), shall be entitled to continued payment of all consulting fees as death or disability benefits. "DISABLED" shall mean the Consultant's adjudication as mentally incompetent, or the occurrence of a mental or physical disability for 120 or more days within any calendar year. Any question as to the existence of his disability as to which the Consultant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Consultant and the Company. If the Consultant and the Company cannot agree on a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Consultant and the Company shall be final and conclusive for all purposes.

                  (d) GENERAL. Upon the termination of the Consulting Period, for any reason, (i) the Company shall have no further obligations to the Consultant hereunder, other than as specifically set forth in this Agreement and
(ii) the Consultant shall continue to be bound (subject to the time periods and limitations set forth herein) by the terms of this Agreement other than Section
1. Confidential Information shall remain confidential under Section 5(c) for so long as such information is "CONFIDENTIAL INFORMATION".

                  5. NON-COMPETITION; CONFIDENTIALITY; PAYMENTS. (a) In consideration for, and as a condition to, the Company's payment of the non-compete payment and entering into this Agreement, and in connection with the merger described herein, until the fifth anniversary of the later of the Effective Date and the date the transition employment services under Section 1(a) end, the Consultant will not directly or indirectly, on Consultant's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that the Consultant at no time owns, directly or indirectly, in excess of 2% of the outstanding stock of any class of any such corporation):

                           (i) participate or engage in any activities or business developing, manufacturing, marketing or distributing any products or services offered by the



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         Company on the date of this Agreement, or any products or services offered by the Company in the future and in which the Consultant actively participated, recognizing that the Company offers products and services globally ("COMPETITIVE ACTIVITIES"), including, without limitation, (A) selling goods or rendering services of the type (or similar to the type) sold or rendered by the Company, whether by means of electronic, traditional or other form of commerce; (B) soliciting any person or entity that is a current customer, that has been a customer within the past three years or that is or was a prospective customer prior to or during the Consulting Period, in each case, of the Company or an affiliate of the Company (provided that it shall not be deemed a breach of this Agreement if the Consultant solicits such customers for goods or services unrelated to the Competitive Activities), (C) assisting any person in any way to do, or attempt to do, anything prohibited by clauses (A) or (B) above and (D) be employed by any person or entity that has received services of the type described above from the Consultant or with which the Consultant otherwise had material contact while employed by the Company or which received services of the type describe above from any office or employee of the Company over which Consultant had management responsibility, in either case to provide or supervise, directly or indirectly, the services comprising a Competitive Activity; or

                           (ii) perform any action, activity or course of conduct which is detrimental in any material respect to the businesses or business reputation of the Company (or any of its affiliates), including without limitation (A) soliciting, recruiting or hiring any employees of the Company (or any of its affiliates) or persons who have worked for the Company (or any of its affiliates) at any time since January 1, 1998; provided that the Consultant may hire any employee of the Company (I) that has been terminated by the Company, (II) in connection with a business that is not a Competitive Activity (including any VC Business that is not a Competitive Activity), but Consultant may not solicit or recruit for such purposes, or (III) to work in a VC Business (as hereinafter defined), but not to work in or for any company in which any VC Business invests or otherwise acquires an interest, and (B) soliciting or encouraging any employee of the Company (or any of its affiliates) to leave the employment of the Company.

                  (b) Notwithstanding anything to the contrary herein, Consultant may remain a director at those companies for which Consultant is a director as of the Effective Date and may engage in any activities or businesses:

                  (i) involving venture capital activities (a "VC Business"), including, without limitation, activities undertaken through Platinum Venture Partners or any similar entities as may be formed in the future, holding directorships, and through such partnerships exercising veto power over certain decisions in companies which venture capital investments have been made; provided that the Consultant shall not without permission in any such venture invest in any company whose primary business is a Competitive Activity; or

                  (ii) for which the Company has given permission in writing, which shall not be unreasonably withheld (or delayed) after the third anniversary of the Effective Date, provided Consultant's engaging in such activities or business would not have a material adverse impact on any of the Company's lines of business; or


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                  (iii) which Computer Associates International, Inc. shall have confirmed (which confirmation shall not be unreasonably withheld or delayed) in writing to Consultant are not inconsistent with the prohibitions of Sections
5(a) and 5(b) hereof.

                  (c) The Consultant shall not, without the written consent of the Company, disclose to any other person or use, whether directly or indirectly, any Confidential Information relating to or used by the Company or any of its affiliates, whether in written, oral or other form, except in connection with the performance of his duties hereunder. "CONFIDENTIAL INFORMATION" shall mean information about the Company or any of its affiliates, and their clients and customers that is not disclosed by the Company or any of its affiliates for financial reporting purposes and that was learned by the Consultant in the course of employment by the Company or any of its affiliates or in the course of performing the services under this Agreement, including (without limitation) any proprietary knowledge, product and service designs, trade secrets, manuals, technical information and plans, contracts, systems, procedures, databases, electronic files, disks and printouts, correspondence, internal reports, personnel files, information about employees of the Company and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its affiliates, sales and advertising material, business plans, marketing plans, financial data (including without limitation the revenues, costs or profits associated with services), customer and industry lists, customer information, customer lists coupled with product or service pricing, customer contacts, supplier contacts and other contact information, pricing policies, supplies, agents, risk analyses, engineering information and computer reports, computer software, computer systems, computer formats, computer screen designs and computer input and output specifications, inclusive of any pertinent documentation, techniques, processes, technical information and know-how. The Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its affiliates, and that such information gives the Company and its affiliates a competitive advantage. The Consultant's obligations under this Section 5(b) shall survive the termination of the Consulting Period and of this Agreement and shall be fully enforceable thereafter in accordance with the terms of this Agreement.

                  (d) (i) Confidential Information does not include information which (A) is or becomes part of the public domain other than as a result of the Consultant's disclosure, or (B) becomes available to the Consultant on a nonconfidential basis from a source other than the Company, provided that source is not bound with respect to that information by a confidentiality agreement with the Company or otherwise prohibited from transmitting that information by a contractual, legal or other obligation.

                  (ii) If the Consultant is requested or (in the opinion of his counsel) required by law or judicial order to disclose any Confidential Information, the Consultant shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waiver of the Consultant's compliance with the provisions of this Section 5(c). The Consultant will not oppose any reasonable action by, and will cooperate with, the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Consultant is, in the opinion of his counsel, compelled by law to disclose a portion of the Confidential Information, the Consultant


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may disclose to the relevant tribunal without liability hereunder that portion of the Confidential Information which counsel advises the Consultant he is legally required to disclose, and each of the parties hereto agrees to exercise such party's best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

                  (e) If an award by a court or arbitration panel declares that any term or provision of this Section 5 is excessive in duration or scope or is unreasonable or unenforceable, the parties agree that the court or arbitration panel making such determination shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                  (f) In the event of a breach or threatened breach by the Consultant of the provisions of this Section 5, the Consultant acknowledges that the Company will suffer irreparable injury and may not have an adequate remedy at law and therefore may be entitled to a temporary restraining order or a preliminary or permanent injunction restraining the Consultant from such breach without the requirement of posting security or proving actual damages as well as an equitable accounting of all profits or benefits arising out of such violation. In addition, in the event of a breach (that is not immaterial) at any time by the Consultant of the provisions of this Section 5, the Consultant agrees as liquidated damages hereunder to repay the full amount of the non-compete payments made pursuant to Section 5(g). Nothing contained in this
Section 5 or elsewhere in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach by the Consultant.

                  (g) In consideration of the Consultant's covenants under this
Section 5, the Company shall pay the Consultant a non-compete payment at the annual rate of $1,800,000 in the first year, $1,800,000 in the second year, $2,300,000 in the third year, $2,300,000 in the fourth year and $2,300,000 in the fifth year, quarterly in arrears, commencing on the Effective Date.

                  (h) By executing this Agreement, Consultant assigns and transfers to the Company all his right, title, and interest in and to all intellectual property created, developed, conceived, or reduced to practice while employed as a Consultant by the Company or its predecessor(s) arising in connection with the Services. While he is employed by the Company and when he ceases to be employed by the Company, Consultant shall fully and promptly disclose in writing to the Company, and hold in trust for the sole right and benefit of the Company, all ideas, plans, designs, methods, techniques, discoveries, inventions, developments, improvements, trade secrets, computer programs and software, and other proprietary data, records, and information that Consultant solely or jointly develops or reduces to practice while employed by, and arising in connection with the Services to, the Company (collectively "Intellectual Property"), whether or not patentable or capable of copyright or trademark registration, and whether or not created, conceived, developed, or reduced to practice at the request of the Company or during normal working hours. While employed by the Company and at all times thereafter, Consultant shall do all things, and execute all documents (including applications for patents, copyrights, and trademarks, and for renewals extensions, and divisions


                                      -5-
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thereof), that are requested and reasonably required by the Company to create, enforce, or evidence the Company's rights to any Intellectual Property.

                  6. COOPERATION. (a) The Consultant agrees to cooperate with the Company at all times (including following termination of the Consulting Period for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with the Company or representatives or counsel to the Company or its affiliates, as reasonably requested by such representatives or counsel. The Consultant shall be reimbursed by the Company for any expenses (including, but not limited to, legal fees) reasonably incurred by the Consultant in connection with his compliance with the foregoing covenant.

                  (b) Consultant shall fully cooperate with the Company and Computer Associates International, Inc. in connection with filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1978 and in connection with resolving any investigation or other inquiry of any governmental entity under the antitrust laws.

                  (c) In the event the Company fails to observe the requirements of Section 5.1 of the Merger Agreement, whether or not enforceable or in force under such agreement, and the aggregate loss or damage is greater than $1,500,000, then the Consultant shall be liable for 22% of each dollar of liability under this Section 6 (including, without limitation, forfeitures under Section 6(d) for such failure in excess of $1,500,000. The maximum amount of liability under this Section for the Consultant shall be an amount equal to the sum of the total payments under this Agreement and the value of the 400,000 options issued to the Consultant in 1999.

                  (d) The Consultant agrees that, in the event the Department of Justice or other governmental entity causes a delay in the closing of the Merger, with his approval, the Company has amended the terms of the grant of 400,000 options in 1999 to include the following terms:

                  o none of the options are exercisable until simultaneously with the closing of the Offer described in the Merger Agreement

                  o if all antitrust issues with the Department of Justice or other governmental entity to permit the completion of the Merger shall have been resolved within the four months following the substantial compliance by Computer Associates International, Inc. and the Company with respect to the Hart-Scott-Rodino Act of 1978 as provided in Section 7.1(e)(i), all options shall be exercisable

                  o if all antitrust issues with the Department of Justice or other governmental entity to permit the completion of the Merger shall have been resolved within the period described in Section 7.1(e)(iii) of the Merger Agreement, 50% of the options shall be exercisable and the balance shall be forfeited

                  o if all antitrust issues with the Department of Justice or other governmental entity to permit the completion of the Merger shall have been resolved within


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                        the period described in Section 7.1(e)(iv) of the Merger
                        Agreement, 25% of the options shall be exercisable and the balance shall be forfeited.

                  7. CONDITIONS TO EFFECTIVENESS. The Effective Date of this Agreement (the "EFFECTIVE DATE") shall be the date that the merger of the Company and a wholly-owned subsidiary of Computer Associates International, Inc., becomes effective pursuant to the Merger Agreement. In the event the Merger Agreement terminates, this Agreement shall terminate.

                  8. DUTIES ON TERMINATION. At the Company's request at any time or upon termination of the Consulting Period for any reason, the Consultant agrees to deliver promptly to the Company all notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer tapes or disks, or other written or graphic records, and the like (and all copies thereof), from the Company's business, which are or have been in his possession or under his control.

                  9. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  10. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, by reputable overnight carrier or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

         If to the Company:     PLATINUM TECHNOLOGY International, INC.
                                1815 South Meyers Road
                                Oakbrook Terrace, Illinois  60181

                                Attention: Andrew J. Filipowski

                                with a copy to:

                                Computer Associates International, Inc.
                                One Computer Associates Plaza
                                Islandia, New York  11788-7000

                                Attention: Sanjay Kumar
                                           President and Chief Operating Officer

                                If to the Consultant:

                                Paul L. Humenansky
                                1815 South Meyers Road
                                Oakbrook Terrace, IL 60181


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Either party may change such party's address for notices by notice duly given pursuant hereto.

                  11. GOVERNING LAW. This agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to the principles of conflicts of laws.

                  12. ENTIRE AGREEMENT. Except as specifically set forth herein, this Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, representations and understandings. The Consultant acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Consultant has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. No amounts payable under this Agreement shall be considered as compensation under the Consultant's former employment agreement.

                  13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  14. ASSIGNMENT OF RIGHTS BY THE CONSULTANT. The Consultant may not assign any rights hereunder without the prior written consent of the Company. Any such assignment in the absence of such written consent shall be void. The Company may assign this Agreement to any successor to the Company or a substantial part of the Company's business or assets provided that upon such assignment references to the "Company" shall mean Company as it existed prior to such assignment and further provided that any such assignment shall not expand Consultant's obligations hereunder.

                  15. AMENDMENTS; WAIVERS. (a) This Agreement may not be modified, amended, altered or supplemented except upon the written agreement executed by the parties hereto.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.


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                  16. MUTUAL RELEASE. Upon the Effective Date, the Consultant
is hereby released from and the Company waives, any and all liability, claims, damages, causes of action, judgments (including any of the foregoing with respect to costs, penalties, losses and expenses) which the Company has or may have against the Consultant solely in connection with expenses incurred, or non-monetary Company resources used, by the Consultant in the performance of his ordinary course duties as an officer of the Company, provided that Consultant is not released from any liability pursuant to this Agreement. Upon the Effective Date, the Company is hereby released from, and the Consultant waives (including any of the foregoing with respect to costs, penalties, any and all liability, claims, damages, causes of action, judgments, losses and expenses which the Consultant may have against the Company solely in connection with expenses the Consultant incurred, or non-monetary Company resources used, in the performance of his ordinary course duties as an officer of the Company, provided that the Company is not released from any liability pursuant to this Agreement, any option agreements or any other written agreement entered into by the Consultant in connection with the Merger

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                  The Company has caused this Agreement to be executed and
delivered by its duly authorized officer and the Consultant has executed and delivered this Agreement as of the date set forth above.


                                          /s/ Paul L. Humenansky
                                        ------------------------------
                                              PAUL L. HUMENANSKY
                                                  CONSULTANT



                                        PLATINUM TECHNOLOGY INTERNATIONAL, INC.


                                        By: /s/ Andrew J. Filipowski
                                           ---------------------------
                                           Name: Andrew J. Filipowski
                                           Title: President


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                                   SCHEDULE A


                       DESCRIPTION OF CONSULTING SERVICES
                       ----------------------------------



Transition Services
Integration Services
Customer Relations and Retention
Employee Relations and Retention
Strategic Planning